PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]     Preliminary proxy statement
[X]     Definitive proxy statement
[ ]     Definitive additional materials
[ ]     Soliciting material under Rule 14a-12


                           Carolina First Corporation
                      -------------------------------------
                (Name of Registrant as Specified in its Charter)

                             William S. Hummers III
                         -------------------------------
                     (Name of Person Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        (1) Title of each class of securities to which transaction applies:________________
        (2) Aggregate number of securities to which transaction applies:________________
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):______________________________________
        (4)      Proposed maximum aggregate value of transaction:
                 ________________________
        (5)      Total Fee Paid:_______________________________________________

[ ]     Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)      Amount Previously Paid: ______________________________________
        (2)      Form, Schedule or Registration Statement No.: ________________
        (3)      Filing Party: ________________________________________________
        (4)      Date Filed: __________________________________________________

                           CAROLINA FIRST CORPORATION

                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601




March 15, 2000





Dear Shareholder:

         On behalf of the Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of Carolina First Corporation to be held in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina, on Wednesday, April 19, 2000 at 10:30 a.m.

         The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting, we will report on the operations of Carolina First Corporation and its subsidiaries. Directors and officers of Carolina First Corporation and its subsidiaries, as well as representatives of KPMG LLP, our independent auditors, will be present to respond to any questions shareholders may have.

         To ensure proper representation of your shares at the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote will be counted if you are unable to attend.


                                   Sincerely,



                                   Mack I. Whittle, Jr.
                                   President and Chief Executive Officer

                           CAROLINA FIRST CORPORATION

                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 19, 2000

To the Shareholders of Carolina First Corporation:

         The Annual Meeting of Shareholders (the "Annual Meeting") of Carolina First Corporation (the "Company") will be held on April 19, 2000 at 10:30 a.m., Greenville time, in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina for the following purposes:

         1. To amend the Company's Articles of Incorporation to change its name to The South Financial Group, Inc.

         2. To set the number of Directors at 12 and to elect four Directors to hold office until their respective terms expire or until their successors are duly elected and qualified.

         3.   To approve the Company's Amended and Restated Fortune 50 Plan.

         4. To amend the Company's Amended and Restated Stock Option Plan to increase the shares available for issuance by 1,000,000;

         5. To amend the Company's Amended Common Stock Dividend Reinvestment Plan to increase the shares available for issuance by 150,000; and

         6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 1, 2000 will be entitled to vote at the Annual Meeting.

                                     By Order of the Board of Directors,



                                     William S. Hummers III
                                     Secretary
Greenville, South Carolina
March 15, 2000



PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                           CAROLINA FIRST CORPORATION
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601

                             ----------------------
                                 PROXY STATEMENT
                             ----------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2000


         This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to the shareholders of Carolina First Corporation ("Carolina First") in connection with a solicitation of proxies by the Company's Board of Directors. This solicitation is being made in connection with the Annual Meeting of Shareholders (the "Annual Meeting") to be held in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina at 10:30 a.m. on April 19, 2000. These Proxy Materials are being mailed on approximately March 15, 2000.

WHO IS ENTITLED TO VOTE; OTHER VOTING MATTERS

         Shareholders of record as of the close of business on March 1, 2000 of the Company's $1.00 par value per share common stock ("Common Stock") will be entitled to vote at the Annual Meeting. At the close of business on that day, 25,402,587 shares of Common Stock were outstanding. Holders of Common Stock are entitled to one vote per share on each matter presented at the Annual Meeting. Shares of Common Stock may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing a majority of the outstanding Common Stock on March 1, 2000 is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. In connection with the election of directors, abstentions and broker non-votes are not counted in determining the votes cast for directors. For the amendment of the Company's articles of incorporation, abstentions and broker non-votes are counted as votes against the proposal For all other proposals, abstentions and broker non-votes are not counted as positive votes. Shareholders do not have cumulative voting rights with respect to the election of directors.

AVAILABILITY OF VOTING BY PROXY; REVOCABILITY OF PROXIES

         Shares represented by a properly executed proxy (such as the form of proxy included with these Proxy Materials) will be voted in accordance with the instructions on such proxy. If a returned proxy does not specify otherwise, the shares represented thereby will be voted in favor of all proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Annual Meeting by oral or written notice to William S. Hummers III at Carolina First Corporation, 102 South Main Street, Greenville, South Carolina 29601,
(864) 255-7913 or by execution and delivery of a subsequent proxy or by attendance and voting in person at the Annual Meeting.

SOLICITATION OF PROXIES

         This proxy solicitation is made by the Company, and it will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. However, the Company has also engaged the firm of Georgeson Shareholder Communications, Inc. ("Georgeson") as proxy solicitors to assist the Company in this proxy solicitation. Employees of Georgeson may contact shareholders by mail, by telephone or through personal solicitation. The Company expects to pay Georgeson approximately $8,500 in connection with such services. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company. Employees and officers will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these Proxy Materials to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these Proxy Materials to beneficial owners of the shares.


                    PROPOSAL TO CHANGE THE COMPANY'S NAME TO
                         THE SOUTH FINANCIAL GROUP, INC.
                              (ITEM 1 ON THE PROXY)

REASONS FOR NAME CHANGE AND VOTE REQUIRED

           The Company was created in 1986 with the mission of offering the highest level of banking and financial services within South Carolina. Over the past 13 years, it has fulfilled that mission, and in doing so, has grown to over $3.5 billion in assets. In 1999, the Company expanded its operations into Florida, and assuming its proposed acquisition of Anchor Financial Corporation is consummated, it will soon have operations in North Carolina.

           In view of this geographic expansion, the Company has determined that its name should reflect its broader geographic base of operations. The Company also believes that its name should reflect the changing reality of financial institutions--that they are providing not just banking services, but a variety of financial products, including insurance and securities-related services. With this in mind, the Company proposes to rename itself "The South Financial Group, Inc." This is a name that reflects the broader geographic focus of the Company. Furthermore, "Financial Group" is thought to suggest the provision of a wide variety of financial services that will characterize successful financial institutions in the future.

         This name change requires that the Company's Articles of Incorporation be amended. Such amendment requires the approval of the holders of two-thirds of the outstanding shares of Common Stock. Abstentions and broker non-votes will be treated as votes against the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT CHANGING THE NAME OF THE COMPANY.



                              ELECTION OF DIRECTORS
                              (ITEM 2 ON THE PROXY)

GENERAL INFORMATION REGARDING ELECTION OF DIRECTORS

       The number of directors is determined by the shareholders, but may be amended by the Board of Directors between annual meetings to the extent permitted by South Carolina law. The Board is currently comprised of 13 persons. However, Vernon E. Merchant (presently a Company director) is not standing for reelection pursuant to applicable provisions in the Company's Bylaws regarding age of directors. Accordingly, management proposes to set the number of Company directors at 12 persons.

       The Board of Directors is divided into three classes. At each annual meeting, the Company's shareholders elect the members of one of the three classes to three-year terms. At this Annual Meeting, four directors in the class whose term is expiring at this Annual Meeting are being nominated for election.

       Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of directors.

IDENTIFICATION OF NOMINEES

       Management proposes to nominate to the Board of Directors the four persons listed as Nominees in the table below. Each of the Nominees is currently serving as a Director. If elected, each Nominee will serve until the expiration of his respective term and until his successor is duly qualified. Unless authority to vote for one or more Nominees is "WITHHELD," the persons named in the accompanying Proxy intend to vote FOR the election of these Nominees. Management believes that all such Nominees will be available and able to serve as Directors. However, should any Nominee become unable to accept election, the person named in the Proxy intends to vote for the election of such other persons as management may recommend.

       The following table sets forth the names and ages of the Nominees for Directors and the Directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a Director.

NAME                                  AGE   POSITION OR OFFICE WITH THE COMPANY             DIRECTOR SINCE

NOMINEES FOR DIRECTOR (FOR TERMS EXPIRING IN 2003)
M. Dexter Hagy                        55                Director                                  1993
H. Earle Russell, Jr.                 58                Director                                  1997
William R. Timmons, Jr.               76                Chairman of the Board of Directors        1986
Samuel H. Vickers                     64                Director                                  1999

DIRECTORS CONTINUING IN OFFICE (FOR TERMS EXPIRING IN 2001)
Judd B. Farr                          74                Director                                  1994
C. Claymon Grimes, Jr.                77                Director                                  1990
Elizabeth P. Stall                    68                Director                                  1986
David C. Wakefield III                56                Director                                  1997

(FOR TERMS EXPIRING IN 2002)
William S. Hummers III                54                Executive Vice President, Secretary       1990
Charles B. Schooler                   71                Director                                  1990
Eugene E. Stone IV                    61                Director                                  1996
Mack I. Whittle, Jr.                  51                President, Chief Executive Officer        1986

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOUR NOMINEES FOR DIRECTOR.



MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

       The Board held eight meetings in 1999. No Director attended less than 75% of the aggregate of these board meetings and meetings for committees on which such Director served.

       The Board has an Audit Committee which reviews the audit plan, the results of the audit engagement of the Company's accountants, the scope and results of the Company's procedures for internal auditing and internal control, and the internal audit reports of the Company's subsidiaries. The Audit Committee was responsible for reviewing the Company's Year 2000 issues. The Audit Committee is currently comprised of Mr. Grimes, Dr. Russell, Dr. Schooler and Mr. Vickers. The Audit Committee met three times during 1999. All current members were present at each of the meetings.

       The Board has a Compensation Committee which reviews the Company's compensation policies and makes recommendations regarding senior management compensation. Its report is set forth herein. The Compensation Committee is currently comprised of Mr. Farr, Mr. Hagy, Ms. Stall and Mr. Stone. The Compensation Committee met three times during 1999. All members were present at all meetings. No members of the Compensation Committee are officers or employees of the Company or its subsidiaries.

       The Board has a Nominating Committee comprised of Mr. Hagy, Ms. Stall, Mr. Timmons and Mr. Whittle. The Nominating Committee did not meet in 1999. The Nominating Committee will consider nominees recommended by security holders. Any such recommendations should be made in writing and delivered to the Company's principal offices before December 1 of each year.


                               EXECUTIVE OFFICERS

       The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. The following persons serve as executive officers of the Company.

NAME                         AGE        COMPANY OFFICES CURRENTLY HELD        COMPANY OFFICER  SINCE
Mack I. Whittle, Jr.          51        President and Chief Executive Officer         1986
William S. Hummers III        54        Executive Vice President, Secretary           1988
James W. Terry, Jr.           52        President of Carolina First Bank              1991
John C. DuBose                48        Executive Vice President                      1998
Michael W. Sperry             54        Executive Vice President                      1998
William J. Moore              65        Executive Vice President                      1998


BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

         Mr. DuBose joined the Company in December 1998 as Executive Vice President and Chief Operations Officer/Chief Technology Officer. From 1991 to 1998, Mr. DuBose was Director of Technology Services for Barnett Bank in Jacksonville, Florida.

         Mr. Farr is the owner and President of Greenco Beverage, Inc., a distributorship headquartered in Greenville, South Carolina. Mr. Farr has served as President since the opening of Greenco Beverage, Inc. in 1965.

         Mr. Grimes is an attorney in private practice in Georgetown, South Carolina.

         Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995, and President of Vaxa Corporation, an investment holding company formed in 1987, located in Greenville, South Carolina. Since January 1996, Mr. Hagy has been Chairman and Chief Executive Officer of BPM Technology, Inc., a development stage producer of printing equipment used in engineering design offices.

         Mr. Hummers joined the Company in June 1988 in his present capacity. He is also a director of World Acceptance Corporation.

         Mr. Moore joined the Company in July 1998 as Executive Vice President. In December 1995, he retired from his position as Senior Vice President for Sun Trust Banks, Inc. where he also served as President and Chief Executive Officer of SunTrust Bank Cards, N.A., a special purpose credit card bank. Upon retirement, Mr. Moore formed a private consulting practice which was terminated upon his employment with the Company.

         Dr. Russell is a surgeon in Greenville, South Carolina.

         Dr. Schooler is an optometrist in Georgetown, South Carolina.

         Mr. Sperry joined the Company in November 1998 as Executive Vice President and Chief Credit Officer. From 1990 to 1995, Mr. Sperry was Executive Vice President and Chief Credit Officer of Southern National Corporation in Winston-Salem, North Carolina. From 1996 to 1998, he was Senior Executive Vice President and Manager of Commercial Loan Administration for BB&T Corporation in Winston-Salem, North Carolina.

         Ms. Stall is a private investor and community volunteer in Greenville, South Carolina.

         Mr. Stone currently serves as CEO of Stone International, LLC. He formerly served as Chairman of Umbro International, Inc. (formerly known as Stone Manufacturing). Mr. Stone is a director of the Liberty Corporation.

         Mr. Terry has served as the President and a Director of Carolina First Bank since 1991. From 1986 to 1991, Mr. Terry was Senior Vice President and Regional Executive for First Union National Bank of South Carolina in Greenville, South Carolina.

         Mr. Timmons is Chairman of Canal Insurance Company, a nationwide insurer of commercial motor vehicles ("Canal"). From 1947 until 1993, Mr. Timmons served as Canal's First Vice President and Secretary.

         Mr. Vickers is Chairman and CEO of Design Containers, Inc., a packaging system manufacturer located in Jacksonville, Florida. Mr. Vickers has served as Chairman since 1973.

         Mr. Wakefield is President of Wakefield Enterprises, LLC, a real estate development company, since 1998. From November 1997 to December 1998, Mr. Wakefield served as an independent consultant to the Company following the Company's acquisition of First Southeast Financial Corporation ("First Southeast"). Mr. Wakefield was President and Chief Executive Officer of First Southeast since its formation in 1993 and President and Chief Executive Officer of First Federal Savings and Loan Association of Anderson, a subsidiary of First Southeast, since 1991.

         Mr. Whittle has been President and CEO of the Company since its organization in 1986. From 1986 until 1991, Mr. Whittle also served as President of Carolina First Bank and is currently Chairman and Chief Executive Officer of Carolina First Bank. Mr. Whittle is a director of Net.B@nk, Inc.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

         During 1999, each non-officer Director's total compensation was valued at $30,000, assuming that the Director attended all meetings. Meeting fees were $500 for each Board of Directors' meeting and committee meeting attended. In 2000, fees for committee chairmen were increased to $1,000 per meeting. A total of 60% of each Company Director's total compensation was paid in the form of options to purchase Common Stock, which was valued based on the Black-Scholes valuation method. The balance was paid in cash.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth information concerning all compensation paid by the Company and its subsidiaries during the fiscal years ended December 31, 1999, 1998 and 1997, to the Company's CEO and to each of the four most highly compensated executive officers other than the CEO (collectively the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries. For purposes of the table, all bonus and incentive plan award amounts listed for a particular year (including annual bonus compensation and Long Term Compensation payments) were actually paid in February of the following year. For example, the restricted stock awards for 1999 were made in February 2000, but are listed as 1999 compensation, because the awards were earned as of December 31, 1999.

                                                                                 Long Term Compensation
                                                                   ----------------------------------------------
                                   Annual Compensation                     Awards                    Payouts
                               -----------------------             -----------------------   ----------------------
                                                         Other     Restricted   Securities
                                                         Annual      Stock      Underlying    LTIP      All Other
          Name and                   Salary    Bonus    Compen-      Awards     Options/     Payouts   Compensation
     Principal Position       Year    ($)       ($)     sation        ($)       SARs (#)       ($)         ($)
     ------------------       ----   -------   -------  -------    -----------  ----------   -------   ------------
Mack I. Whittle, Jr.          1999   346,600      ----    (1)      293,825 (2)    34,475     81,170      99,650 (3)
President, Chief Executive    1998   325,382   205,440    (1)         ----        83,581         --      65,467
Officer                       1997   298,330   177,436    (1)        73,336       72,583      73,343     50,872


William S. Hummers III        1999   212,260      ----    (1)       89,425 (4)    10,700     24,704      54,400 (5)
Executive Vice President      1998   192,550   120,430    (1)           --        31,889         --      56,967
                              1997   181,900   105,147    (1)        43,473       51,836     43,473      59,316

James W. Terry, Jr.           1999   203,280      ----    (1)       89,425 (6)    10,700     24,704      37,700 (7)
President                     1998   191,600    79,249    (1)           --        10,969         --      29,467
Carolina First Bank           1997   186,585    92,782    (1)        35,991       36,672      35,989     30,732

John C. DuBose                1999   208,380      ----    (1)       89,425 (8)    10,700     24,704      31,900 (9)
Executive Vice President      1998    65,000      ----    (1)           --        25,000         --        ----
                              1997      ----      ----    ----        ----          ----       ----        ----

Michael W. Sperry             1999   159,166      ----    (1)       89,245 (10)   10,970     24,704      11,900 (11)
Executive Vice President      1998    21,667     7,498    (1)           --        13,000       ----        ----
                              1997      ----      ----    ----        ----          ----       ----        ----

-------------------------------
(1) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.

(2) At December 31, 1999, Mr. Whittle held a total of 1,140 shares of restricted stock awarded pursuant to the Restricted Stock Plan and had earned 16,100 shares pursuant to the LTIP Plan having an aggregate market value as of December 31, 1999 of $314,630. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(3) This amount is comprised of (i) $9,600 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Whittle to match fiscal 1999 pre-tax deferral contributions, all of which was vested, (ii) $2,300 contributed to the Company's Employee Stock Ownership Plan (the "ESOP"), and (iii) $87,750 in premiums paid by the Company on behalf of Mr. Whittle with respect to insurance not generally available to all Company employees.

(4) At December 31, 1999, Mr. Hummers held a total of 674 shares of restricted stock awarded pursuant to the Restricted Stock Plan and had earned 4,900 shares pursuant to the LTIP Plan having an aggregate market value as of December 31, 1999 of $101,725. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(5) This amount is comprised of (i) $9,600 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Hummers to match fiscal 1999 pre-tax deferral contributions, all of which was vested, (ii) $2,300 contributed to the ESOP, and (iii) $42,500 in premiums paid by the Company on behalf of Mr. Hummers with respect to insurance not generally available to all Company employees.

(6) At December 31, 1999, Mr. Terry held a total of 558 shares of restricted stock awarded pursuant to the Restricted Stock Plan and had earned 4,900 shares pursuant to the LTIP Plan having an aggregate market value as of December 31, 1999 of $99,608. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(7) This amount is comprised of (i) $9,600 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Terry to match fiscal 1999 pre-tax deferral contributions, of which all was vested, (ii) $2,300 contributed to the ESOP, and (iii) $25,800 in premiums paid by the Company on behalf of Mr. Terry with respect to insurance not generally available to all Company employees.

(8) At December 31, 1999, Mr. DuBose had earned 4,900 shares of restricted stock pursuant to the LTIP Plan having an aggregate market value as of December 31, 1999 of $89,425. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(9) This amount is comprised of (i) $9,600 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. DuBose to match fiscal 1999 pre-tax deferral contributions, of which 20% was vested, (ii) $2,300 contributed to the ESOP, and (iii) $20,000 in premiums paid by the Company on behalf of Mr. DuBose with respect to insurance not generally available to all Company employees.

(10) At December 31, 1999, Mr. Sperry had earned 4,900 shares pursuant to the LTIP Plan having an aggregate market value as of December 31, 1999 of $89,425. Dividends are payable on the restricted stock to the extent paid on the Company's Common Stock generally.

(11) This amount is comprised of (i) $9,600 contributed to the Company's 401(k) Plan by the Company on behalf of Mr. Sperry to match fiscal 1999 pre-tax deferral contributions, 20% of which was vested and (ii) $2,300 contributed to the ESOP.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, which is composed solely of non-officer directors, works with Company management in establishing the underlying philosophy and principles of the Company's compensation system. These principles and philosophy are then reviewed and approved by the full Board of Directors. This Report discusses the philosophy, principles, and policies underlying the Company's compensation programs that were in effect during 1999 and which will be applicable in 2000.

OUR GUIDING PRINCIPLES

         The Compensation Committee of Carolina First is committed to administering a compensation program that espouses the company's values, drives corporate results and supports the Long and Short Range goals of the Company. Our compensation philosophy is therefore grounded by three principles -- TIE PAY TO PERFORMANCE, ALIGN EXECUTIVE AND SHAREHOLDER INTERESTS, AND CHALLENGE EXECUTIVES THROUGH "STRETCH GOALS". This program is intended to result in competitive compensation packages, which we believe will attract and retain the talent needed to generate outstanding company performance.

TIE PAY TO PERFORMANCE

         We believe that strong performance deserves higher pay than average performance, and this principle is reflected by Carolina First's fixed and variable compensation programs to executives. Fixed compensation is in the form of base salaries, which are targeted at the median of national financial services market surveys.

         Variable compensation is obtained through Carolina First's Short and Long-Term Incentive Plans. Both plans provide for compensation that can be earned only by meeting or exceeding pre-determined performance goals. These plans provide the necessary balance between meeting current performance objectives, while simultaneously building a foundation for long-term success. While on average 60% of executive pay is variable, the actual amount of incentive pay is subject to performance.

ALIGN EXECUTIVE AND SHAREHOLDER INTERESTS

         The Compensation Committee believes that one of the best ways to align executive and shareholder interest is through stock ownership. Although the Company does not currently have stock ownership guidelines for executives, the Company encourages all of its executive officers to hold a significant amount of Company stock and promotes this goal through the Long-Term incentive programs where incentives are paid in stock options and performance stock. By holding a significant ownership stake in the company, executives are placed in the same position as shareholders - they will only realize value when shareholders realize value, through stock price appreciation.

CHALLENGE EXECUTIVES THROUGH "STRETCH" GOALS

         The Compensation Committee believes that by setting high performance standards for executives, a high performance culture will develop which will lead to sustained company achievement. To challenge executives, the incentive compensation programs emphasize "stretch goals". Both the Short and Long-Term Incentive Plans focus on reaching and exceeding established performance goals, which are set by the Compensation Committee and approved by the Board of Directors. The goals are developed to reflect what the Committee considers will be superior performance for the Company. In determining performance goals, the Committee gives significant and careful consideration to the historical and projected performance of the Company's performance peer group.

SHORT TERM INCENTIVE PLAN

         The Short-Term Incentive Plan is designed to reward executives for performance contributions that have impacted the overall success of the Company or its operating units during the fiscal year. The Short-Term Incentive Plan is intended to motivate employees and direct their efforts toward achievement of key annual performance objectives. The Company focuses on the following areas of performance:

earnings per share, asset quality (i.e. non-performing assets as a percent of total loans and net charge-offs as a percent of total loans), certain strategic incentives (such as average deposits per branch), and leverage (such noninterest expense less noninterest income as a percent of average assets).

         The relative weighting of these measures is customized on an individual basis to reflect specific roles, responsibilities, and objectives.

         The Short-Term Incentive Plan establishes a point system, which determines cash incentive awards based on the extent to which the Company meets performance goals. Each goal is considered separately. If one goal falls below threshold, the other three goals are evaluated on their own merit. The threshold level of performance is 85% of a particular performance goal. At this level, executives receive only 35% of the targeted incentive for that goal. Any performance less than the threshold level will result in no cash incentive. If the Company achieves 125% of a performance goal, the cash incentive will be 150% of target.

         In addition, a corporate profitability modifier allows Short-Term Incentive Plan awards to be adjusted up or down based on overall corporate financial performance. The modifier can reduce incentive plan awards if overall performance falls below expectations or increase awards if overall corporate performance exceeds expectations.

         BEFORE THE FISCAL YEAR BEGINS

         As part of the planning process, the Compensation Committee establishes superior standards of performance consistent with the "stretch-goal" philosophy of the Committee. A target incentive is created for each eligible executive. This target ranges from 35% to 50% of base salary, depending on the executive, if 100% of the performance goals are met.

         The Board of Directors approves each of the measures and target incentives. The Company communicates threshold, target, and superior award opportunities to each eligible executive officer.

         AFTER FISCAL YEAR END

         Corporate financial statements are generated, and the Company determines whether it was successful in achieving its performance measures.

         Because of overall earnings performance, no payments were made in 1999 under the Short Term Incentive Plan.

LONG-TERM INCENTIVE PLAN

         The primary objective of the Long-Term Incentive Plan is to link a significant portion of executive compensation to Company performance achievements over a multi-year period. The Long-Term Incentive Plan focuses on strategic financial success factors, which are intended to align the interest of the Company's executives and shareholders. The Long-Term Incentive Plan is structured with three-year "performance cycles" and consists of two components: stock options and performance shares. The stock option and performance share awards provide a long-term incentive opportunity targeted at the top quartile of the performance peer group. The Long-Term Incentive Plan is structured to provide 50% of the total award opportunity in stock options and 50% in performance shares if the target goals are met exactly.

         As the situation warrants, the Compensation Committee may consider additional forms of long-term compensation (e.g., restricted stock, performance units, direct equity participation in joint ventures, etc.) to appropriately reward those executives for being entrepreneurial and innovative in creating value for the Company.

         STOCK OPTION ELEMENT

         The Long-Term Incentive Plan provides for the grant of stock options over the three-year performance period. At the beginning of the performance period the Compensation Committee determines the grant size for each executive. The number of options granted is based on a number of factors, including competitive grant practices from national financial services surveys, the participant's level of responsibility, the ability of the participant to influence future performance of the Company, and the desired mix of long-term incentive vehicles. Each year the executive receives a fixed stock option grant based on one-third of the executive's total grant (for the performance period). The exercise price will reflect fair market value at the time of grant. Executives will only realize value from the options if the share price appreciates during the option term.

         The Company's policy is not to reprice stock options.

         PERFORMANCE SHARE ELEMENT

         The Compensation Committee also awards shares of common stock to Long-Term Incentive Plan participants that will be earned only if Company performance goals are achieved during the three-year performance period. The two goals for the 1997-1999 performance cycle were based on achieving targeted (1) average annual total shareholders return ("TSR") during the three-year cycle versus the performance peer group and (2) cumulative earnings per share for this cycle.

         The number of shares awarded is based on performance achievements. If Company performance does not reach threshold levels, no performance shares will be distributed; if only threshold performance is achieved, 25% of the targeted award will be given. If a superior level of performance is achieved (i.e., maximum), 150% of the targeted reward will be given.

         Grants of performance shares are made on a biennial basis for overlapping three-year performance cycles. Therefore, an overlapping 1999-2001 cycle followed the 1997-1999 performance cycle. The Compensation Committee may establish different performance goals for each cycle. As of year-end 1999, the Company failed to achieve its 1997-1999 cycle total shareholder return goal and earning per share goal. As a result, executives received only a portion of the targeted performance shares.

DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986 stipulates that publicly held companies are denied a deduction for compensation in excess of $1,000,000, unless such compensation is performance based. Currently, it is the Company's policy not to pay compensation in excess of the amount referenced in
Section 162(m). However, in the event the compensation were to exceed this limit, the Company will review its compensation plans to determine the appropriateness of changing the compensation plan to comply (so that compensation payable under such plans remains deductible).

CEO COMPENSATION


         Mr. Whittle's 1999 compensation consisted of base salary, cash incentives, stock options, and certain perquisites (which did not exceed 10% of base salary and incentives). The Compensation Committee determined Mr. Whittle's base salary of $310,000 at the beginning of the year. The Committee established Mr. Whittle's base salary by analyzing compensation levels of other chief executive officers of comparable size banks based on national financial services surveys. In addition to base salary, Mr. Whittle received an automobile allowance of $36,600. Mr. Whittle's cash incentive was determined in accordance with the Short- Term Plan and was targeted at 50% of base salary if all performance measures were achieved. Actual performance resulted in Mr. Whittle receiving no cash incentive.

Compensation Committee: Eugene E. Stone IV, Judd B. Farr, M. Dexter Hagy, Elizabeth P. Stall

STOCK OPTIONS

       The following table sets forth information regarding option grants with respect to Common Stock made by the Company to the Named Executive Officers during 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                Individual Grants
--------------------------------------------------------------------------------

                               Number of       % of Total      Fair Market
                               Securities        Options     Value per Share
                               Underlying      Granted to       of Common       Exercise
                             Options Granted    Employees      Stock at Time      Price    Expiration   Grant Date
Name                               (#)            in 1999      of Grant(1)       ($/Sh)     Date(2)      Valuation
----------------------       ---------------   ----------    ---------------    --------   ----------   ----------
Mack I. Whittle, Jr.             34,475           6.42 %           $22.340      $22.340     08/18/09     $325,965(3)
William S. Hummers III           10,700           1.99 %           $22.340      $22.340     08/18/09     $101,170(3)
James W. Terry, Jr.              10,700           1.99 %           $22.340      $22.340     08/18/09     $101,170(3)
John C. DuBose                   10,700           1.99 %           $22.340      $22.340     08/18/09     $101,170(3)
Michael W. Sperry                10,700           1.99 %           $22.340      $22.340     08/18/09     $101,170(3)
                                    270           0.05 %           $21.063      $21.063     02/17/09     $  2,327(4)

-------------------------------------
(1) The number shown is the average of the closing bid and ask prices of a share of Common Stock as quoted on the Nasdaq National Market on the date of grant.

(2) The plan pursuant to which the options were granted sets forth certain earlier expiration dates upon the option holder's termination of employment.

(3) Calculated by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 2.50%, expected volatility of 38%, risk-free interest rate of 5.79% and expected lives of 5 years.

(4) Calculated by using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 2.50%, expected volatility of 38%, risk-free interest rate of 4.95% and expected lives of 5 years.

OPTION EXERCISES

       The following table sets forth certain information with respect to options to purchase shares of Common Stock held by the Named Executive Officers and as to the number of shares covered by both exercisable and unexercisable stock options in 1999. Also reported are the values for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the year-end fair market value of the Common Stock. None of the Named Executive Officers exercised stock options during 1999.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities          Value of Unexercised
                                                              Underlying Unexercised         In-the-Money Options
                                                              Options at 1999 Fiscal            at 1999 Fiscal
                                                                   Year-End (#)                Year-End ($) (1)
                                 Shares         Value       ---------------------------  -----------------------
                              Acquired on      Realized
Name                          Exercise(#)         ($)        Exercisable/Unexercisable     Exercisable/Unexercisable
----                          -----------     ---------    ----------------------------- ---------------------------
Mack I. Whittle, Jr.             -----          -----          62,850     /   139,776       $67,130     /   $23,135

William S. Hummers III           -----          -----          39,158     /    62,509        33,874     /     7,296

James W. Terry, Jr.              -----          -----          29,079     /    34,892        24,963     /     4,301

John C. DuBose                   -----          -----          25,000     /    10,700         -----     /     -----

Michael W. Sperry                -----          -----           2,600     /    21,370         -----     /     -----

-----------------------------------
(1) The indicated value is based on exercise prices ranging from $14.58 to $31.26 per share and a per share value of $18.25, which was the closing market price of a share of the Company's Common Stock on December 31, 1999 as reported by the Nasdaq National Market.


LONG-TERM INCENTIVE PLAN

       The following table sets forth information concerning awards made under the Long-Term Plan.

                         LONG-TERM INCENTIVE PLAN AWARDS

                                                                        Estimated Future Payouts under
                                                                        Non-Stock Price-Based Plans(2)
                                                                  -----------------------------------------
                                             Performance Period
                               Number of      Until Maturation      Threshold       Target          Maximum
Name                           Shares (1)       or Payout(2)          Shares        Shares           Shares
------------------------       ---------     ------------------     ---------       ------          -------
Mack I. Whittle, Jr.            16,100     Two years                 3,344          13,375        20,863

William S. Hummers III           4,900     Two years                 1,000           4,000         6,000

James W. Terry, Jr.              4,900     Two years                 1,000           4,000         6,000

John C. DuBose                   4,900     Two years                 1,000           4,000         6,000

Michael W. Sperry                4,900     Two years                 1,000           4,000         6,000

------------------------------------
(1) Represents restricted stock awards made in 2000 for the cycle ended December 31, 1999.
(2)      For the cycle ended December 31, 2001.

EMPLOYMENT CONTRACTS

         The Company has entered into Noncompetition, Severance and Employment agreements with Mack I. Whittle, Jr., William S. Hummers III, John C. DuBose, James W. Terry, Jr. and Mack I. Whittle, Jr. and has entered into a Change of Control Agreement with Michael W. Sperry. The agreements are summarized below. However, this summary is qualified in its entirety by reference to the agreements themselves, copies of which may be obtained, without charge, by written request to the Company at its principal executive offices, Att.: William
S. Hummers III.

         MACK I. WHITTLE, JR. AND WILLIAM S. HUMMERS III. Under their agreements, each executive is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under the Company's Short-Term Incentive Compensation Plan and Long-Term Incentive Compensation Plan, and certain other typical executive benefits. Mr. Whittle's agreement has a rolling term of 10 years and extends automatically until Mr. Whittle turns 55, at which point the term is converted into a fixed term of 10 years. Mr. Hummers's agreement has a rolling term of five years and extends automatically until Mr. Hummers turns 60, at which point the term is converted into a fixed term of five years.

         Each executive may terminate his agreement if (i) the Company materially breaches the agreement and fails to cure the breach within 30 days of notice from him, (ii) there is a Voluntary Termination, or (iii) there is an Involuntary Termination (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Executive Reasons"). If the executive terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the agreement cease as of the date of such termination, and the executive becomes subject to certain noncompetition provisions described generally below. If the executive terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, the executive is entitled to receive a lump sum amount equal to three times his annual compensation, and he will also be entitled to receive his base salary and other benefits due him through the termination date. If the executive terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, he is entitled to receive an amount generally equal to one year's compensation, and he will also be entitled to receive his base salary and other benefits due him through the termination date.

         "Involuntary Termination" is defined as the executive's termination of his employment following a change in control (as defined in the agreement) due to (i) a change in the executive's responsibilities, position or authority, (ii) a change in the terms or status of the agreement, (iii) a reduction in the executive's compensation or benefits, (iv) a forced relocation of the executive outside his area or (v) a significant increase in the executive's travel requirements. "Voluntary Termination" is defined as the executive's termination of his employment following a change in control which is not the result of any of clauses (i) through (v) set forth in the definition of Involuntary Termination above. The Company may terminate the agreement at any time during its term (i) for "cause" (as defined in the agreement), (ii) if the executive becomes disabled (generally unable to perform Company duties on a full-time basis for six months), (iii) upon the executive's death or (iv) without cause (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Company Reasons"). If the Company terminates the executive's employment as a result of the Legitimate Company Reasons, the Company's obligations under the agreement cease as of the date of termination, except that if the executive is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If the Company terminates the executive without cause, he will be entitled to receive immediately as severance a lump sum payment equal to three times his annual compensation (with the bonus portion of his compensation calculated as the average of such compensation over the prior three-year period). In the event of termination by the executive for a Legitimate Executive Reason, or in the event of termination by the Company other than for Legitimate Company Reasons, (A) all rights of the executive pursuant to awards of share grants or options granted by the Company generally become vested and released from all conditions and restrictions, and (B) the executive is deemed to be retired and is credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans.

         In the event that the executive's employment is terminated by him as a result of clauses (i) or (iii) of the Legitimate Executive Reasons or by the Company without cause, then the executive may not, for a period of five years following such termination of employment, become employed by any other bank, thrift, lending or financial institution of any type headquartered or having a presence in South Carolina, or interfere with or otherwise compete against the Company or its operations in violation of the provisions set forth in the agreement. If the covenant not to compete is triggered, the executive will receive, in addition to any other payments, a total of ten times (in the case of Mr. Whittle) or five times (in the case of Mr. Hummers) his annual cash compensation, payable in five annual installments beginning on the first day of the noncompete period. The agreement also imposes certain confidentiality obligations on the executive.

         JOHN C. DUBOSE. Under his agreement, Mr. DuBose is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board. In addition, the Board may pay Mr. DuBose an additional incentive cash bonus pursuant to the Company's Short-Term Incentive Compensation Plan and such incentive compensation as may become payable to him under the Company's Long-Term Incentive Compensation Plan and certain other typical executive benefits. Mr. DuBose's agreement has a rolling term of one year and extends automatically until either party gives notice to the other, at which point the term becomes fixed for one year from the date of the notice.

         Mr. DuBose may terminate the agreement within 12 months of a change of control (as defined in the agreement) if (i) there is a Voluntary Termination,
(ii) the Company materially breaches the agreement and fails to cure the breach within 30 days of notice from Mr. DuBose, or (iii) he has Good Reason (clauses
(i), (ii) and (iii) being hereinafter referred to as "Legitimate Executive Reasons"). If Mr. DuBose terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the agreement cease as of the date of such termination. If Mr. DuBose terminates his employment as a result of clauses (ii) or (iii) of the Legitimate Executive Reasons, Mr. DuBose is entitled to receive a lump sum amount equal to three times his base salary and three times his highest annual bonus of the prior three years. In addition, he will be entitled to ongoing benefits for a year as though he continued to be employed. If Mr. DuBose terminates his employment pursuant to clause (i) of the Legitimate Executive Reasons, the Company's obligations to him will terminate on the date of the termination. "Good Reason" is defined as Mr. DuBose's termination of his employment following a change in control (as defined in the agreement) due to (i) a change in Mr. DuBose's responsibilities, position or authority, (ii) a change in the terms or status of the agreement (including the rolling one-year term), (iii) a substantial reduction in Mr. DuBose's compensation or benefits, (iv) a forced relocation of Mr. DuBose outside his area, (v) a significant increase in Mr. DuBose's travel requirements, or (vi) Mr. DuBose's determination that as a result of a change of control he is unable to exercise his authority and responsibilities as contemplated by the agreement. "Voluntary Termination" is defined as Mr. DuBose's termination of his employment following a change in control which is not for Good Reason as defined above.

         The Company may terminate the agreement at any time during its term (i) for "cause" (as defined in the agreement), (ii) if Mr. DuBose becomes disabled (generally unable to perform Company duties on a full-time basis for six months) or (iii) upon Mr. DuBose's death (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Company Reasons"). If the Company terminates Mr. DuBose's employment as a result of the Legitimate Company Reasons, the Company's obligations under the agreement cease as of the date of termination, except that if Mr. DuBose is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If the Company terminates Mr. DuBose for any other reason and there has been a change of control in the prior 12 months, he will be entitled to receive as severance a lump sum amount equal to his base salary and benefits due him through the termination date, plus the amount of his highest bonus for the prior three years (reduced on a pro rata basis), plus two times his base salary and two times his highest annual bonus of the prior three years. In addition, he will be entitled to ongoing benefits for a year as though he continued to be employed. If the Company terminates Mr. DuBose without a Legitimate Company Reason in the absence of a change of control, Mr. DuBose will be entitled to receive immediately in a lump sum his salary and bonus for the remainder of the term of the agreement. In the event of termination by Mr. DuBose for Good Reasons or if the Company fails to cure a material breach with 30 days of notice from Mr. DuBose, or in the event of termination by the Company other than for Legitimate Company Reasons, (A) all rights of Mr. DuBose pursuant to awards of share grants or options granted by the Company generally become vested and released from all conditions and restrictions, and (B) Mr. DuBose is deemed to be retired and is credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans. All amounts paid to Mr. DuBose will be grossed up by the taxes payable by Mr. DuBose in respect of such amounts.

         In the event that Mr. DuBose's employment is terminated before a change in control by Mr. DuBose voluntarily or by the Company for cause, then Mr. DuBose may not, for a period of one year following such termination of employment, become employed by any insured depository institution headquartered in South Carolina or interfere with or otherwise compete against the Company or its operations in violation of the provisions set forth in the agreement. The agreement also imposes certain confidentiality obligations on Mr. DuBose.

         JAMES W. TERRY, JR. Under his agreement, Mr. Terry is given duties and authority typical of similar executives, and the Company is obligated to pay him an annual salary determined by the Board, such incentive compensation as may become payable to him under the Company's Short-Term Incentive Compensation Plan and Long-Term Incentive Compensation Plan, and certain other typical executive benefits. Mr. Terry's agreement has a rolling term of three years and extends automatically until either party gives notice to the other, at which point the term is fixed at three years from the date of notice.

         Mr. Terry may terminate the agreement if (i) the Company materially breaches the agreement and fails to cure the breach within 30 days of notice,
(ii) there is a Voluntary Termination, or (iii) there is an Involuntary Termination (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Executive Reasons"). If Mr. Terry terminates his employment other than for Legitimate Executive Reasons, the Company's obligations under the agreement cease as of the date of such termination, and Mr. Terry becomes subject to certain noncompetition provisions described generally below. If Mr. Terry terminates his employment as a result of clauses (i) or (iii) of the Legitimate Executive Reasons, Mr. Terry is entitled to receive a lump sum amount equal to three times his annual compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date. If Mr. Terry terminates his employment pursuant to clause (ii) of the Legitimate Executive Reasons, Mr. Terry is entitled to receive an amount generally equal to one year's compensation and benefits, and he will also be entitled to receive his base salary and other benefits due him through his termination date.

         "Involuntary Termination" is defined as Mr. Terry's termination of his employment following a change in control (as defined in the agreement) due to
(i) a change in Mr. Terry's responsibilities, position or authority, (ii) a change in the terms or status of the agreement, (iii) a reduction in Mr. Terry's compensation, (iv) a forced relocation of Mr. Terry outside his area, (v) a significant increase in Mr. Terry's travel requirements, (vi) any attempted termination for cause that does not comply with substantive and procedural requirements (set forth in the definition of cause), (vii) the Company's insolvency or (viii) the Company's breach of the agreement. "Voluntary Termination" is defined as Mr. Terry's termination of his employment following a change in control which is not the result of any of clauses (i) through (viii) set forth in the definition of Involuntary Termination above. The Company may terminate the agreement at any time during its term (i) for "cause" (as defined in the agreement), (ii) if Mr. Terry becomes disabled (generally unable to perform Company duties on a full-time basis for six months) or (iii) upon Mr. Terry's death (clauses (i), (ii) and (iii) being hereinafter referred to as "Legitimate Company Reasons"). If the Company terminates Mr. Terry's employment as a result of the Legitimate Company Reasons, the Company's obligations under the agreement cease as of the date of termination, except that if Mr. Terry is terminated for cause after a change in control, then such termination shall be treated as a Voluntary Termination. If the Company terminates Mr. Terry without a Legitimate Company Reason and there has been a change of control, he will be entitled to receive as severance a lump sum payment equal to three times his annual compensation (with the bonus portion of his compensation calculated as the average of such compensation over the prior three-year period). If the Company terminates him without a Legitimate Company Reason in the absence of a change of control, Mr. Terry will be entitled to receive as severance his compensation for the remaining term of the agreement. In the event of termination by Mr. Terry for a Legitimate Executive Reason, or in the event of termination by the Company other than for Legitimate Company Reasons, (A) all rights of Mr. Terry pursuant to awards of share grants or options granted by the Company generally become vested and released from all conditions and restrictions, and (B) Mr. Terry is deemed to be retired and is credited with Company service for the remaining term of the agreement for the purposes of the Company's benefit plans.

         In the event that Mr. Terry's employment is terminated before a change in control voluntarily by Mr. Terry or by the Company for cause, then Mr. Terry may not, for a period of one year following such termination of employment, become employed by any insured depository institution which conducts certain business activities in any city in which the Company has an office or in which an agent of the Company regularly works, or interfere with or otherwise compete against the Company or its operations in violation of the provisions set forth in the agreement. The agreement also imposes certain confidentiality obligations on Mr. Terry.

         MICHAEL W. SPERRY. Pursuant to his change of control agreement, Mr. Sperry is entitled to certain benefits in the event of a change of control (as defined in the agreement) of the Company. The agreement extends to November 2, 2000 and then automatically extends for an additional year then and for each year thereafter unless the Company provides 90 days prior written notice that it does not wish to extend the agreement. In the event of a change of control, the agreement will extend for at least 12 months from the date of the change of control.

         In all of the circumstances described below, Mr. Sperry will only be entitled to benefits if there has been a change of control. If the Company has terminated Mr. Sperry for cause (as defined in the agreement) or by Mr. Sperry other than for Good Reason, disability, death or retirement, he will be entitled to his base salary through the date of termination plus all other amounts to which he is entitled under any compensation plan of the Company at the time such payments are due. If Mr. Sperry is disabled, he will continue to receive his base salary (together with all compensation payable to him under the Company's disability plan during such period) until the agreement is terminated as described in the prior paragraph. If the Company has terminated Mr. Sperry without cause or for retirement, disability or death, or if Mr. Sperry terminated his employment for Good Reason, Mr. Sperry will receive his full base salary through the date of termination, plus all other amounts to which he is entitled under any compensation plan of the Company at the time such payments are due, plus a lump sum severance payment generally equal to two years salary and bonus (calculated as the average of his bonuses for the prior three years). In addition, Mr. Sperry will be entitled to basic benefits coverage and certain continuing perquisites for two years from the date of termination.

         "Good Reason" is defined as the occurrence after a change of control of
(i) a material change in Mr. Sperry's responsibilities, position or authority,
(ii) a change in the terms or status of the agreement, (iii) a reduction in Mr. Sperry's compensation, (iv) a forced relocation of Mr. Sperry outside his area,
(v) a significant increase in Mr. Sperry's travel requirements, (vi) any attempted termination for cause that does not comply with substantive and procedural requirements (set forth in the definition of cause) or (vii) the Company's insolvency.



                            APPROVAL OF THE COMPANY'S
                      AMENDED AND RESTATED FORTUNE 50 PLAN
                              (ITEM 3 ON THE PROXY)

      The Board of Directors recommends that the shareholders approve adoption by the Company of the Amended and Restated Fortune 50 Plan (the "Fortune 50 Plan"). The Fortune 50 Plan was created to give every employee a financial stake in the future success of the Company. The Fortune 50 Plan rewards employees in the event of significant stock price appreciation to $50 per share. (On March 1, 2000, the fair market value of the Common Stock was $16.00.) The Fortune 50 Plan is intended to motivate every employee to contribute to the achievement of a shared stock price goal.

      The Fortune 50 Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Fortune 50 Plan, a copy of which may be obtained, without charge, by written request to the Company, Post Office Box 1029, Greenville, South Carolina 29602, Attention:
William S. Hummers III.

      ADMINISTRATION AND ELIGIBILITY. The Fortune 50 Plan generally provides that a committee of the Board (the "Committee") may make a one-time grant of either incentive stock options or nonqualified options to such "Eligible Employees" (defined as employees who work at least 20 hours per week) as the Committee has determined. For purposes of the Fortune 50 Plan, "Original Eligible Employees" are people who were Eligible Employees continuously from October 1, 1999 through the date of option grant.

      The Committee has sole discretionary authority to select participants in the Fortune 50 Plan from among Eligible Employees. There are currently approximately 1,100 persons that the Committee has deemed eligible to participate in the Fortune 50 Plan. These persons include nonexecutive officers, as well as executive officers of the Company or a Company subsidiary. The Committee is also empowered to administer the Fortune 50 Plan and to take all such actions as may be necessary thereunder.

      OPTION GRANT AMOUNTS. Subject to shareholder approval, all full-time Eligible Employees will receive options in respect of 200 shares of the Company's common stock, and all part-time Eligible Employees will receive options in respect of 100 shares of the Company's common stock.

      EXERCISE AND DURATION OF OPTIONS. For Original Eligible Employees, the exercise price of such options will be equal to the "Original Option Price" ($19.8125). For all other Eligible Employees, the exercise price will be the higher of the Original Option Price and the fair market value per share (as defined in the Fortune 50 Plan) of the Company's Common Stock on the date the option is granted. Option periods are generally ten years from the date of grant, except that options may not be exercised after an optionee's termination of employment (except in certain instances involving death, disability or voluntary retirement). Subject to certain limited exceptions, options granted under the Fortune 50 Plan may generally be exercised, if otherwise timely, as follows:

o For Original Eligible Employees, upon the earlier of October 1, 2004 and the date within any 10 consecutive trading day period in which the Company's common stock has traded at $50 per share for any 5 days; or
o For all other Eligible Employees, upon the earlier of (a) five years from the date of grant and (b) the date within any 10 consecutive trading day period in which the Company's common stock has traded at $50 per share for any 5 days.


In addition, for all participants and subject to certain limited exceptions, options granted under the Fortune 50 Plan may generally be exercised within three months after retirement resulting from death, disability or early retirement (after age 55) or retirement (after age 65). If the participant ceases to be an Eligible Employee for any reason other than retirement, death or disability, options granted under the Fortune 50 Plan that are vested will continue to be exercisable until the earlier of three months after such eligibility ceases or the stated expiration date. All awards consisting of unvested shares will immediately terminate.

      In the event that the Company is involved in a "change in control", the expiration date and the dates on which any part of the option shall be exercisable for all of the shares covered thereby may be accelerated, but the effectiveness of such acceleration, and any exercise of the option pursuant thereto in excess of the number of shares for which it would have been exercisable in the absence of such acceleration, shall be conditioned upon the consummation of the transaction resulting in the change in control. A "change in control" is generally deemed to occur where the Company is involved in a transaction in which it, in substance, is not the surviving entity.

      ASSIGNABILITY. Options granted under the Fortune 50 Plan are assignable only in limited instances in accordance with applicable law.

      AMENDMENT. The Committee may modify and amend the Fortune 50 Plan in its sole discretion, subject to any shareholder approval required by applicable law, the Company's articles of incorporation, or the Bylaws of the National Association of Securities Dealers (the "NASD").

      EFFECTIVE DATE. Assuming shareholder approval is received at the Annual Meeting, the effective date of the Fortune 50 Plan is July 22, 1999. If such approval is not received, the Fortune 50 Plan will not go into effect.

      VOTE REQUIRED. Approval of the amendment to the Fortune 50 Plan by holders of a majority of the total votes cast on the proposal is required under the Bylaws of the NASD, to which the Company is subject because its Common Stock is traded on the Nasdaq National Market. Abstentions and broker non-votes will not be considered to be affirmative votes.

       FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE PLANS. The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options and restricted stock awards. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

       The grant of an option under the Fortune 50 Plan will not by itself result in taxable income to the participant; however, upon exercise of the option, a participant will be deemed to have received ordinary income in an amount equal to the excess of (a) the value of the shares received upon exercise of the option over (b) the purchase price of the shares received upon exercise of the option. Subject to certain exceptions relating to "cashless/same day sale" exercises, the value of the shares received upon exercise of the option will be the fair market value of the shares on the date of exercise of the option.

     PLAN BENEFITS. Set forth below is information concerning stock option grants to be made under the Fortune 50 Plan, assuming shareholder approval and the granting of options. No stock option grants have been made under the Fortune 50 Plan to date. The dollar value of these grants is not presently determinable.

                                NEW PLAN BENEFITS
                           CAROLINA FIRST CORPORATION
                      AMENDED AND RESTATED FORTUNE 50 PLAN


                                                            Number of Shares
Name and Position                                          Subject to Options(1)
-----------------                                          ---------------------
Mack I. Whittle, Jr.                                                200
William S. Hummers III                                              200
James W. Terry, Jr.                                                 200
John C. DuBose                                                      200
Michael W. Sperry                                                   200
Current Executive Officers as a Group                             1,000
Non-Executive Director Group                                          0
All Employees, Excluding Executive Officers, as a Group         210,000
(1) Shown on a pro forma basis as of March 1, 2000.


THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED FORTUNE 50 PLAN.



                           AMENDMENT OF THE COMPANY'S
                     AMENDED AND RESTATED STOCK OPTION PLAN
                              (ITEM 4 ON THE PROXY)

      The Board of Directors recommends that the shareholders approve adoption by the Company of Amendment No. 2 to the Amended and Restated Stock Option Plan (the "Option Plan"). The proposed amendment increases the number of shares of the Company's Common Stock that may be issued pursuant to options granted under the plan from an aggregate of 1,500,000 to an aggregate of 2,500,000. The Board recommends approval of the proposed amendment because it believes that the Option Plan is an effective component of management compensation and, if all currently outstanding options were exercised in full, no additional options could currently be granted pursuant to the plan. Furthermore, the Board believes that additional Option Plan shares should be available in connection with the Company's pending merger with Anchor Financial Corporation Except as set forth above, the Option Plan would remain unaltered in all material respects.

      The Option Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Option Plan, a copy of which may be obtained, without charge, by written request to the Company, Post Office Box 1029, Greenville, South Carolina 29602, Attention: William S. Hummers III.

      ADMINISTRATION AND ELIGIBILITY. The Option Plan generally provides that a committee of the Board (the "Committee") comprised solely of members thereof who are "disinterested persons" within the meaning of Section 16 of the Exchange Act may grant either incentive stock options or nonqualified options to such employees as the Committee has determined to have the greatest impact on the Company's long-term performance. Non-employee Board member are not eligible to acquire stock under the Option Plan. The Committee is also empowered to administer the Option Plan and to take all such actions as may be necessary thereunder.

      In making any determination as to the employees to whom options shall be granted hereunder and as to the number of shares to be subject thereto, the Committee must take into account, in each case, the level and responsibility of the person's position, the level of the person's performance, the person's level of compensation, the assessed potential of the person and such additional factors as the Committee shall deem relevant to the accomplishment of the purposes of the Option Plan. The Committee may also utilize guidelines set forth in other compensation plans of the Company in determining any matters related to the grant of options under the Option Plan. The stock option awards are generally but not exclusively made to officers (including nonexecutive officers) of the Company. In 1999, 261 people received awards under the Option Plan.

      EXERCISE AND DURATION OF OPTIONS. The exercise price of such options shall be equal to the fair market value per share (as defined in the Option Plan) of the Company's Common Stock on the date the option is granted. Unless the Committee expressly states otherwise, options shall be exercisable on a cumulative basis for 20% of the shares covered thereby on each of the first five anniversaries of the grant thereof. Option periods are generally ten years from the date of grant, except that options may not be exercised after an optionee's termination of employment (except in certain instances involving death, disability or voluntary retirement). Subject to certain limited exceptions, options granted under the Option Plan may generally be exercised, if otherwise timely, within three months after retirement resulting from disability or retirement for any reason after age 60. Subject to certain exceptions in cases of disability or death (where options become fully exercisable), the option may not be exercised for more than the number of shares, if any, as to which it was exercisable by the optionee immediately before such retirement. In general, if an optionee dies while employed by the Company or within three months after retirement, such option may be exercised to the extent that the optionee would have been entitled to do so at the date of his death by the legatees or personal representatives within one year of the date of the optionee's death.

      In the event that the Company is involved in a "change in control", the expiration date and the dates on which any part of the option shall be exercisable for all of the shares covered thereby may be accelerated, but the effectiveness of such acceleration, and any exercise of the option pursuant thereto in excess of the number of shares for which it would have been exercisable in the absence of such acceleration, shall be conditioned upon the consummation of the transaction resulting in the change in control. A "change in control" is generally deemed to occur where the Company is involved in a transaction in which it, in substance, is not the surviving entity.

      ASSIGNABILITY. Options granted under the Option Plan are assignable only in limited instances in accordance with applicable law.

      AMENDMENT. The Committee may modify and amend the Option Plan, except that it may not increase the maximum number of shares for which options may be granted under the Option Plan, reduce the minimum exercise prices established under the Option Plan, or extend the period or periods during which options may be granted or exercised.

      EFFECTIVE DATE. The original effective date of the Option Plan was the date of its adoption by the Board in 1986. The effective date of the amendment to the Option Plan shall be January 1, 2000, assuming shareholder approval is received at the Annual Meeting. If such approval is not received, the Option Plan, unamended, will continue in effect.

      VOTE REQUIRED. Approval of the amendment to the Option Plan by holders of a majority of the total votes cast on the proposal is required under the Bylaws of the NASD, to which the Company is subject because its Common Stock is traded on the Nasdaq National Market. Abstentions and broker non-votes will not be considered to be affirmative votes.

       FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE PLAN. For a brief summary of the federal income tax rules relevant to stock options and restricted stock awards, see the discussion of "Federal Income Tax Consequences Associated with the Plan" in connection with Item 3 of the Proxy (approval of the Fortune 50 Plan).

         PLAN BENEFITS. No options with respect to shares added by Amendment No. 2 to the Option Plan have been made to date to directors or executive officers of the Company, and accordingly, new plan benefits to them are not determinable.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED STOCK OPTION PLAN.


                           AMENDMENT OF THE COMPANY'S
                           DIVIDEND REINVESTMENT PLAN
                              (ITEM 5 ON THE PROXY)

      The Board of Directors recommends that the shareholders approve adoption of Amendment No. 1 to the Company's Common Stock Amended Dividend Reinvestment Plan (the "Dividend Reinvestment Plan"). The proposed amendment increases the number of shares of the Company's Common Stock that may be issued pursuant to the Dividend Reinvestment Plan from an aggregate of 300,000 shares to an aggregate of 450,000 shares. The Board recommends approval of the proposed amendment because it believes that the Dividend Reinvestment Plan provides a benefit to the Company's shareholders and that the amendment to increase the shares will increase this benefit. Except as set forth above, the Dividend Reinvestment Plan would remain unaltered in all material respects.

      The Dividend Reinvestment Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Dividend Reinvestment Plan, a copy of which may be obtained, without charge, by written request to the Company, Post Office Box 1029, Greenville, South Carolina 29602,
Attention: William S. Hummers III.

      ADMINISTRATION AND ELIGIBILITY. The Dividend Reinvestment Plan is administered by Registrar and Transfer Company on the Company's behalf. All shareholders of record of the Company (approximately 5,463 as of March 1, 2000) are eligible to participate in the plan.

      PARTICIPATION. Any eligible shareholder may join the plan by signing an authorization card (available on request to Registrar and Transfer Company by mail at 10 Commerce Drive, Cranford, New Jersey 07016-3572 or by phone at 800-368-5948). Participants may terminate their participation in the plan by notifying the administrator in writing.

      DIVIDEND REINVESTMENT. For participants in the plan, all or a portion (as specified by the participant) of such participant's cash dividends from their Common Stock are automatically reinvested in additional shares of Common Stock. The purchase price for this additional stock is 95% of the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on the five business days preceding the dividend payment date. Participants pay no service charges or brokerage commissions in connection with the reinvestment.

      OPTIONAL CASH INVESTMENT. In addition to the automatic reinvestment described above, Dividend Reinvestment Plan participants may make additional cash investments in Common Stock in connection with the plan. The purchase price for this stock is 100% of the average of the high and low sale prices of the

Common Stock on the Nasdaq National Market on the five business days preceding the purchase date. Participants pay no service charges or brokerage commissions in connection with the investment. While no cash investments are required, each investment payment can be no less than $25. Cash investments can be made no more frequently than once per month and cannot total more than $10,000 per month.

      AMENDMENT. The Company may modify and amend the Dividend Reinvestment Plan subject to any required shareholder approval.

      EFFECTIVE DATE. The effective date of the amendment to the Dividend Reinvestment Plan shall be June 30, 2000, assuming shareholder approval is received at the Annual Meeting. If such approval is not received, the Dividend Reinvestment Plan, unamended, will continue in effect.

      VOTE REQUIRED. Approval of the amendment to the Dividend Reinvestment Plan by holders of a majority of the votes represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered to be affirmative votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE DIVIDEND REINVESTMENT PLAN.

                                PERFORMANCE GRAPH

       The following graph sets forth the performance of the Company's Common Stock for the five year period ended December 31, 1999 as compared to: (a) two broad equity market indices -- (i) the Nasdaq Market Composite Index and (ii) the Standard and Poor's SmallCap 600 Index (the "S&P SmallCap 600"); and (b) two published industry indices -- (i) the Nasdaq Bank Stocks Index and (ii) the SNL Southeast Bank Index. Beginning with the Company's 2001 proxy statement, the Company's performance graph will utilize the S&P SmallCap 600 in lieu of the Nasdaq Market Composite Index because the Company has become a member of the S&P SmallCap 600 and because the mean and median market values for companies included in the S&P SmallCap 600 are comparable to the Company's market value. Beginning with the Company's 2001 proxy statement, the Company's performance graph will utilize the SNL Southeast Bank index in lieu of the Nasdaq Bank Stocks Index to reflect to Company's geographic focus on the Southeast. The graph assumes $100 originally invested on December 31, 1994 and that all subsequent dividends were reinvested in additional shares.





                                                     12/31/94   12/31/95   12/31/96   12/31/97   12/31/98    12/31/99
                                                     --------   --------   --------   --------   --------    --------

Carolina First Corporation                             100.000    132.545    148.537    198.463    235.087    175.672

Broad market index:
    Nasdaq Market Composite                            100.000    141.335    173.892    213.073    300.248    542.430
    S&P SmallCap 600                                   100.000    129.960    157.670    198.010    195.420    219.660

Industry index:
    Nasdaq Bank Stocks                                 100.000    149.002    196.734    329.387    327.115    314.424
    SNL Southeast Bank                                 100.000    149.980    205.880    312.100    332.250    261.460

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       COMMON STOCK. The following table sets forth as of March 1, 2000 information with respect to the Common Stock owned beneficially or of record by each of the Directors and Nominees individually, by the Named Executive Officers and by all Directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to the shares listed. There are no persons known to the Company to own beneficially 5% or more of the Common Stock.

                                                                  AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                          BENEFICIAL OWNERSHIP    PERCENT OF CLASS (1)
John C. DuBose                                                            30,900 (2)               *
Judd B. Farr                                                             137,517 (3)               *
C. Claymon Grimes, Jr.                                                    65,614 (3)               *
M. Dexter Hagy                                                            14,985 (3)               *
William S. Hummers III                                                   101,959 (4)               *
William J. Moore                                                           1,500                   *
H. Earle Russell, Jr.                                                     10,479 (3)               *
Charles B. Schooler                                                       34,129 (5)               *
Michael W. Sperry                                                          7,500 (6)               *
Elizabeth P. Stall                                                        51,358 (3)               *
Eugene E. Stone IV                                                         5,996 (7)               *
James W. Terry, Jr.                                                       63,228 (8)               *
William R. Timmons, Jr.                                                  324,466 (9)               1.28%
Samuel H. Vickers                                                         11,670 (10)              *
David C. Wakefield III                                                    72,891 (11)              *
Mack I. Whittle, Jr.                                                     166,941 (12)              *

ALL DIRECTORS/EXECUTIVE OFFICERS AS A GROUP                            1,101,133                   4.30%
(16 persons)

Carolina First Employee Stock Ownership Plan                             424,859                   1.67%
Carolina First Salary Reduction Plan and Trust                           454,778                   1.79%

-----------------------------------------
*     Less than 1%.
(1) The calculation is based on 25,402,587 shares of Common Stock which is the actual number of shares outstanding as of the record date. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, percentages of total outstanding shares have been computed on the assumption that shares of Common Stock that can be acquired within 60 days upon the exercise of options by a given person or group are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.
(2) This includes 4,900 shares of Common Stock owned by Mr. DuBose through the Restricted Stock Plan and 25,000 shares of Common Stock issuable to Mr. DuBose under outstanding options.
(3) This includes 7,796 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(4) This includes 5,574 shares of Common Stock owned by Mr. Hummers through the Restricted Stock Plan, 39,158 shares of Common Stock issuable to Mr. Hummers under outstanding options and 9,614 shares of Common Stock owned by his spouse.
(5) This includes 7,196 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(6) This includes 4,900 shares of Common Stock owned by Mr. Sperry through the Restricted Stock Plan and 2,600 shares of Common Stock issuable to Mr. Sperry under outstanding options.
(7) This includes 5,276 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(8) This includes 5,458 shares of Common Stock owned by Mr. Terry through the Restricted Stock Plan and 29,079 shares of Common Stock issuable to Mr. Terry under outstanding options.
(9) This includes 210,504 shares of Common Stock owned by Canal, of which Mr. Timmons is an officer, and 7,796 shares of Common Stock issuable to Mr. Timmons pursuant to options granted under the Directors' Plan.
(10) This includes 1,670 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(11) This includes 3,076 shares of Common Stock issuable pursuant to options granted under the Directors' Plan.
(12) This includes 17,240 shares of Common Stock owned by Mr. Whittle through the Restricted Stock Plan and 62,850 shares of Common Stock issuable to Mr. Whittle under outstanding options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company's directors and officers and their associates have had, and the Company expects them to have in the future, banking transactions in the ordinary course of business with the Company's banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. Under banking regulations applicable to state banks, any loan made by such a bank to any of its officers or Directors must be collaterally secured. The aggregate dollar amount of these loans was approximately $22,660,000 at December 31, 1999. During 1999, approximately $10,640,000 in new loans were made and payments totaled approximately $2,358,000.

      Mr. Moore, an Executive Vice President of the Company, served as a consultant to the Company in 1998. He was paid $200,000 in compensation for such services in 1999.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1999, all required
Section 16(a) filings applicable to its executive officers, Directors and greater than 10% beneficial owners were made.


                         INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG LLP ("KPMG") served as the Company's independent public accountants for the 1999 current fiscal year. KPMG has indicated that it plans to have a representative present at the Annual Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders. The Board of Directors has selected KPMG as the independent public accountants for the Company for the 2000 fiscal year.


                            PROPOSALS BY SHAREHOLDERS

      A shareholder who wishes to present a proposal for inclusion in the proxy materials relating to the Company's Annual Meeting of Shareholders to be held in 2001 should submit his or her proposal on or before November 16, 2000, to the Secretary of the Company, 102 S. Main Street, Greenville, South Carolina 29601. After that date, the proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

      The Bylaws of the Company require timely advance written notice of shareholder nominations of director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of director nominations by shareholders, the Bylaws require that a shareholder's notice be delivered to the principal executive offices of the Company during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the board of directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to the Company's Secretary (at the address indicated above). To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company between the 60th and 90th days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by the Company. A copy of the Bylaws is available upon request to the Secretary of the Company at the address indicated above.


                              FINANCIAL INFORMATION

      The Company's 1999 Annual Report and its Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1999 are being mailed to shareholders contemporaneously with these Proxy Materials.


                                  OTHER MATTERS

      Management is not aware of any other matter to be brought before the Annual Meeting. If other matters are brought before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                            By order of the Board of Directors,



                                            William S. Hummers III
                                            Secretary

March 15, 2000
Greenville, South Carolina

********************************************************************************
                                    APPENDIX

P
R
O                           CAROLINA FIRST CORPORATION
X                         ANNUAL MEETING, APRIL 19, 2000
Y
         The undersigned shareholder of Carolina First Corporation, hereby revoking all previous proxies, hereby appoints William R. Timmons, Jr. and William S. Hummers III and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of Carolina First Corporation standing in the name of the undersigned upon all matters at the Company's Annual Meeting to be held in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, South Carolina on Wednesday, April 19, 2000 at 10:30 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned's vote as specified in this proxy.

1.   ELECTION OF DIRECTORS.

[  ] FOR ALL NOMINEES set forth below       [  ]  WITHHOLD AUTHORITY
     and to set the number of directors           to vote for all nominees below
     at 12 persons (except as marked              and to set the number of
     to the contrary below [  ])                  directors at 12 persons

M. Dexter Hagy           H. Earle Russell, Jr.         William R. Timmons, Jr.
Samuel H. Vickers

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

2. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE ITS NAME TO THE SOUTH FINANCIAL GROUP, INC.

     [   ] FOR                          [   ] AGAINST              [   ] ABSTAIN

3.   PROPOSAL TO APPROVE THE COMPANY'S AMENDED AND RESTATED FORTUNE 50 PLAN

     [   ] FOR                          [   ] AGAINST              [   ] ABSTAIN

4.   PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED STOCK OPTION PLAN

     [   ] FOR                          [   ] AGAINST              [   ] ABSTAIN

5.   PROPOSAL TO AMEND THE COMPANY'S AMENDED COMMON STOCK DIVIDEND REINVESTMENT
     PLAN

     [   ] FOR                          [   ] AGAINST              [   ] ABSTAIN

6. At their discretion upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAROLINA FIRST CORPORATION. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF EACH OF THE PROPOSALS ABOVE.

(Please date and sign on reverse side and return in the enclosed envelope.)
                  (This proxy is continued on the other side.)

Please sign this Proxy as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office.

         Dated this ____ day of ______________________, 2000



                                        ----------------------------------------
                                        Print Name (and title if appropriate)


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Print Name (and title if appropriate)


                                        ----------------------------------------
                                        Signature



         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                        ENCLOSED POSTAGE-PAID ENVELOPE.